EXHIBIT 11


                               DBA SYSTEMS, INC.
                      COMPUTATION OF EARNINGS PER SHARE
               (in thousands, except per share information)
                                (Unaudited)

<capiton>

                                               	Three Months Ended
	                                                  September 30
	                                                1997        	1996
Net Income	(A)	                               $   534	      $  323

Weighted Average Shares Outstanding	           	4,422       	4,483
Incremental Shares - Stock Options	 	              71	          30
Subtotal	(B)	                                   4,493       	4,513
Incremental Shares - Stock Options         		      51	          14
Total			(C)                                    	4,544	       4,527


Net Earnings per Common and Common
	Equivalent Share	(A/B)                        	$ .12       	$ .07


Net Earnings per common share, Assuming
	Full Dilution (Cannot be Antidilutive)  (A/C)	 $ .12	       $ .07





12




